EXHIBIT 99.1

Eagle Bancorp Montana Earns $2.3 Million, or $0.36 per Diluted Share, in 4Q19 and Record $10.9 Million, or $1.69 Per Diluted Share, for the Year; Declares Regular Quarterly Cash Dividend of $0.095 per Share

HELENA, Mont., Jan. 28, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 61.8% to $2.3 million, or $0.36 per diluted share, in the fourth quarter of 2019, compared to $1.4 million, or $0.26 per diluted share, in the fourth quarter of 2018.  In the preceding quarter, net income was a record $4.1 million, or $0.63 per diluted share, reflecting the high level of contribution from mortgage banking and gains from sale of loans.  Growth from the two acquisitions completed in the past two years also contributed to record revenues and profits this year. There were $505,000 in acquisition-related expenses in the fourth quarter of 2019, compared to $517,000 in the preceding quarter and $582,000 in the fourth quarter a year ago.

For the year 2019, net income more than doubled to $10.9 million, or $1.69 per diluted share, compared to $5.0 million, or $0.91 per diluted share, in 2018.  There were $2.2 million in acquisition-related expenses for the year, compared to $1.2 million in acquisition-related expenses in 2018.

Eagle’s board of directors declared a quarterly cash dividend of $0.095 per share on January 23, 2020.  The dividend will be payable March 6, 2020 to shareholders of record February 14, 2020.  The current annualized dividend yield is 1.75% based on recent market prices.

“We delivered record earnings for 2019, fueled by balance sheet expansion, strong top-line revenue growth, and the successful integration of the two acquisitions completed in the last two years,” said Peter J. Johnson, President and CEO.  “Additionally, we completed our acquisition of Western Holding Company of Wolf Point earlier this month.  These transactions further solidify our position as the fourth-largest, Montana-based bank and provides us a unique opportunity to expand our market presence and lending activities. While costs associated with the acquisition integration will be higher than normal over the next few quarters, we expect expenses to return to more normalized levels in the latter part of 2020.  As with the past two acquisitions, we expect the Western Holding Company of Wolf Point merger will be immediately accretive to earnings per share.”

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million.  In the transaction, Eagle acquired one retail bank branch and approximately $100 million in assets, $77 million in deposits and $41 million in gross loans, based on Western Holding Company of Wolf Point’s September 30, 2019 financial statements.

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, which added approximately $108 million in assets, $92 million in deposits and $92 million in gross loans.

On January 31, 2018, Eagle completed its acquisition of TwinCo Inc., which added approximately $96 million in assets, $82 million in deposits and $55 million in gross loans.

Fourth Quarter 2019 Highlights (at or for the three-month period ended December 31, 2019, except where noted)

  Net income increased 61.8% to $2.3 million, or $0.36 per diluted share, compared to $1.4 million, or $0.26 per diluted share, in the fourth quarter of 2018, and decreased compared to record net income of $4.1 million, or $0.63 per diluted share in the preceding quarter.
  Annualized return on average assets was 0.89%.
  Annualized return on average equity was 7.64%.
  Net interest margin (“NIM”) improved 7-basis points to 4.22% in the fourth quarter of 2019, compared to 4.15% in the preceding quarter, and improved 27-basis points compared to 3.95% in the fourth quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 48.6% to $16.5 million, compared to $11.1 million in the fourth quarter a year ago.
  Purchase discount on loans from the Big Muddy Bancorp, Inc. portfolio was $2.8 million at January 1, 2019, (the “acquisition date”) of which $1.3 million remains as of December 31, 2019.
  Purchase discount on loans from the Twin Co, Inc. portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $836,000 remains as of December 31, 2019.
  The accretion of the loan purchase discount into loan interest income from both the Big Muddy Bancorp, Inc. and the TwinCo, Inc. transactions was $536,000 in the fourth quarter, compared to $286,000 in the preceding quarter.
  Total loans increased 26.3% to $779.2 million at December 31, 2019, compared to $616.9 million a year ago.
  Total deposits increased 29.1% to $809.0 million at December 31, 2019, compared to $626.6 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.95% at December 31, 2019.
  Declared a quarterly cash dividend of $0.095 per share.

Balance Sheet Results

“Our recent acquisitions continue to deliver outstanding balance sheet growth and provide opportunities for further expansion of our bottom-line. Total loans increased 3.4% during the quarter and 26.3% year-over-year, reflecting both acquired loans and strong organic loan production.  Additionally, agricultural and farmland loans are up substantially compared to a year ago, resulting from our recent acquisition of Big Muddy Bancorp, Inc.,” said Johnson.  Total loans were $779.2 million at December 31, 2019, compared to $616.9 million a year earlier and $753.6 million three months earlier.

Eagle originated $164.9 million in new residential mortgages during the quarter, excluding construction loans, and sold $151.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.46%.  This production compares to residential mortgage originations of $161.8 million in the preceding quarter with sales of $155.4 million. For the full year, Eagle originated $524.6 million in new residential mortgages, excluding construction loans, and sold $480.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.47%.

Commercial real estate loans increased 28.9% to $331.1 million at December 31, 2019, compared to $256.8 million a year earlier.  Residential mortgage loans increased 2.0% to $119.3 million, compared to $116.9 million a year earlier.  Agricultural and farmland loans increased 90.7% to $90.8 million at December 31, 2019, compared to $47.6 million a year earlier.  Commercial loans increased 23.3% to $72.8 million, home equity loans increased 8.2% to $56.4 million, commercial construction and development loans increased 26.2% to $52.7 million, residential construction loans increased 42.1% to $38.6 million, and consumer loans increased 14.0% to $18.9 million, compared to a year ago.

Total deposits were $809.0 million at December 31, 2019, a 29.1% increase compared to $626.6 million at December 31, 2018, and a 2.5% increase compared to $789.5 million at September 30, 2019.  Noninterest checking accounts account for 24.7%, interest bearing checking accounts represent 14.4%, savings accounts represent 15.7%, money market accounts comprise 16.4% and time certificates of deposit make up 28.8% of the total deposit portfolio at December 31, 2019.

Total assets increased 23.5% to $1.05 billion at December 31, 2019, compared to $853.9 million a year ago, in large part due to the Big Muddy Bancorp acquisition.  At September 30, 2019, total assets were $1.02 billion.  Shareholders’ equity increased 28.3% to $121.7 million at December 31, 2019, compared to $94.8 million a year earlier and increased 1.0% compared to $120.5 million three months earlier.  Tangible book value increased to $16.04 per share at December 31, 2019, compared to $14.82 per share a year earlier and $15.89 per share three months earlier.

Operating Results

Eagle’s NIM improved 7-basis points to 4.22% in the fourth quarter of 2019, compared to 4.15% in the preceding quarter, and improved 27-basis points compared to 3.95% in the fourth quarter a year ago.  “Our NIM expanded during the quarter, primarily due to interest accretion on purchased loans and a lower cost of funds, in part reflecting  the three interest rate reductions enacted by the Federal Reserve in 2019,” said Johnson.

The interest accretion on purchased loans totaled $536,000 and resulted in a 23-basis point increase in the NIM during the fourth quarter, compared to $286,000 and a 12-basis point increase in the NIM during the preceding quarter.  For the year, Eagle’s NIM improved 29 basis-points to 4.25%, from 3.96% in 2018.

The investment securities portfolio decreased to $126.9 million at December 31, 2019, compared to $136.4 million at September 30, 2019, and $142.2 million at December 31, 2018.  Average yields on earning assets for the fourth quarter increased to 5.05% from 4.71% a year ago due to deploying funds into higher yielding loans.

Eagle’s fourth quarter revenues were $16.5 million, compared to $18.1 million in the preceding quarter and increased 48.6% when compared to $11.1 million in the fourth quarter a year ago.  For the year, revenues increased 50.2% to $62.9 million from $41.9 million in 2018, as a result of increased mortgage banking income and gain on sale of mortgages and growth from the Big Muddy Bancorp, Inc. acquisition.

Net interest income, before the provision for loan loss, increased 3.3% to $10.0 million for the fourth quarter, compared to $9.7 million for the third quarter of 2019 and increased 31.7% compared to $7.6 million in the fourth quarter a year ago.  For 2019, net interest income, before the provision for loan loss, increased 30.4% to $38.8 million, compared to $29.7 million in 2018.

Noninterest income declined to $6.5 million in the fourth quarter of 2019, compared to $8.4 million in the preceding quarter, and increased 85.3% compared to $3.5 million in the fourth quarter a year ago.  Reflecting increased activity due to the recent interest rate cuts, the net gain on sales of mortgage loans totaled $5.2 million in the fourth quarter of 2019 and $5.5 million in the preceding quarter along with mortgage banking derivative fluctuations.  This compares to $2.3 million in the fourth quarter a year ago.  For the year, noninterest income grew 98.9% to $24.1 million, compared to $12.1 million in 2018.

Eagle’s fourth quarter noninterest expenses were $12.6 million compared to $12.2 million in the preceding quarter and $9.3 million in the fourth quarter a year ago.  Acquisition costs totaled $505,000 for the current quarter, compared to $517,000 in the preceding quarter and $582,000 in the fourth quarter one year ago.  For the year, noninterest expenses totaled $46.3 million, compared to $35.0 million in 2018, with acquisition costs of $2.2 million for the year, compared to $1.2 million in 2018.

For the fourth quarter of 2019, the income tax provision totaled $959,000, for an effective tax rate of 29.1%, compared to $1.1 million in the preceding quarter and $134,000 in the fourth quarter of 2018.

Credit Quality

“We continue to build reserves based on growth from both organic and acquired loans,” Johnson noted.  The fourth quarter provision for loan losses was $632,000, compared to $694,000 in the preceding quarter and $260,000 in the fourth quarter a year ago.  For the year, Eagle’s provision for loan losses totaled $2.6 million, compared to $980,000 in 2018.  The allowance for loan losses represented 157.8% of nonaccrual loans at December 31, 2019, compared to 221.0% three months earlier and 175.2% a year earlier.

Nonperforming loans (“NPLs”) were $5.5 million at December 31, 2019, compared to $3.7 million at September 30, 2019, and $3.8 million a year earlier.  The increase year-over-year in nonperforming loans was impacted by acquired loans which make up approximately half of the balance at December 31, 2019.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets declined during the quarter to $26,000 at December 31, 2019, compared to $91,000 at September 30, 2019 and $107,000 at December 31, 2018.  Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, increased to $5.5 million at December 31, 2019, or 0.52% of total assets, compared to $3.8 million, or 0.37% of total assets three months earlier and $3.9 million, or 0.45% of total assets a year earlier.

Net loan charge-offs totaled $233,000 in the fourth quarter of 2019, compared to $244,000 in the third quarter of 2019 and $11,000 in the fourth quarter a year ago.  The allowance for loan losses was $8.6 million, or 1.10% of total loans, at December 31, 2019, compared to $8.2 million, or 1.09% of total loans, at September 30, 2019, and $6.6 million, or 1.07% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.95% as of December 31, 2019.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation and any litigation which we inherited from our January 2019 merger with The State Bank of Townsend); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2019	2019	2018

Assets:
Cash and due from banks	$18,094	$9,697	$10,144
Interest bearing deposits in banks	4,284	3,589	1,057
Federal funds sold	2,540	-	-
Total cash and cash equivalents	24,918	13,286	11,201
Securities available-for-sale, at fair value	126,875	136,383	142,165
FHLB stock	4,683	4,167	5,011
FRB stock	2,526	2,526	2,033
Loans held-for-sale, at fair value	25,612	24,913	7,318
Loans:
Real estate loans:
Residential 1-4 family	119,296	110,291	116,939
Residential 1-4 family construction	38,602	32,776	27,168
Commercial real estate	331,062	317,829	256,784
Commercial construction and development	52,670	51,647	41,739
Farmland	50,293	46,681	29,915
Other loans:
Home equity	56,414	56,537	52,159
Consumer	18,882	19,012	16,565
Commercial	72,797	73,059	59,053
Agricultural	40,522	46,893	17,709
Unearned loan fees	(1,303)	(1,156)	(1,098)
Total loans	779,235	753,569	616,933
Allowance for loan losses	(8,600)	(8,200)	(6,600)
Net loans	770,635	745,369	610,333
Accrued interest and dividends receivable	4,577	5,318	3,479
Mortgage servicing rights, net	8,739	8,218	7,100
Premises and equipment, net	40,082	38,628	29,343
Cash surrender value of life insurance, net	23,608	23,460	20,545
Goodwill	15,836	15,710	12,124
Core deposit intangible, net	2,786	2,961	1,498
Deferred tax asset, net	-	-	1,190
Other assets	3,383	1,282	563
Total assets	$1,054,260	$1,022,221	$853,903

Liabilities:
Deposit accounts:
Noninterest bearing	200,035	199,086	142,788
Interest bearing	608,958	590,375	483,823
Total deposits	808,993	789,461	626,611
Accrued expense and other liabilities	9,825	10,266	5,388
Deferred tax liability, net	492	420	-
FHLB advances and other borrowings	88,350	76,699	102,222
Other long-term debt, net	24,941	24,925	24,876
Total liabilities	932,601	901,771	759,097

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
6,714,983, 6,714,983 and 5,718,942 shares issued; 6,423,033,
6,403,693 and 5,477,652 shares outstanding at December 31, 2019,
September 30, 2019 and December 31, 2018, respectively)	67	67	57
Additional paid-in capital	68,826	68,894	52,051
Unallocated common stock held by Employee Stock Ownership Plan	(311)	(352)	(477)
Treasury stock, at cost (291,950, 311,290 and 241,290 shares at December
31, 2019, September 30, 2019 and December 31, 2018, respectively)	(3,643)	(3,850)	(2,640)
Retained earnings	55,391	53,664	46,926
Accumulated other comprehensive income (loss), net of tax	1,329	2,027	(1,111)
Total shareholders' equity	121,659	120,450	94,806
Total liabilities and shareholders' equity	$1,054,260	$1,022,221	$853,903

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans	$10,966	$10,731	$7,965	$42,344	$30,400
Securities available-for-sale	870	916	1,022	3,672	4,068
FRB and FHLB dividends	111	107	89	408	322
Other interest income	32	19	3	87	47
Total interest and dividend income	11,979	11,773	9,079	46,511	34,837
Interest expense:
Interest expense on deposits	1,160	1,022	602	3,893	2,056
FHLB advances and other borrowings	445	692	509	2,387	1,614
Other long-term debt	357	360	361	1,446	1,426
Total interest expense	1,962	2,074	1,472	7,726	5,096
Net interest income	10,017	9,699	7,607	38,785	29,741
Loan loss provision	632	694	260	2,627	980
Net interest income after loan loss provision	9,385	9,005	7,347	36,158	28,761

Noninterest income:
Service charges on deposit accounts	337	329	262	1,219	943
Net gain on sale of loans	5,224	5,492	2,294	16,675	7,743
Mortgage banking	(156)	1,390	300	2,321	1,092
Wealth management income	-	11	127	258	536
Interchange and ATM fees	350	364	276	1,327	1,042
Appreciation in cash surrender value of life insurance	148	254	173	719	609
Net gain (loss) on sale of available-for-sale securities	20	-	(74)	69	(187)
Net gain on sale/disposal of premises and equipment	48	438	-	486	9
Other noninterest income	522	142	146	1,036	335
Total noninterest income	6,493	8,420	3,504	24,110	12,122

Noninterest expense:
Salaries and employee benefits	7,576	7,555	5,406	27,633	20,899
Occupancy and equipment expense	1,193	1,152	812	4,422	3,355
Data processing	1,007	933	666	3,722	2,842
Advertising	228	320	287	1,028	1,158
Amortization of core deposit intangible and tax credits	320	254	181	1,081	700
Loan costs	251	242	163	805	632
Federal insurance premiums	2	(36)	43	81	246
Postage	52	90	56	289	248
Professional and examination fees	285	182	255	1,052	767
Acquisition costs	505	517	582	2,198	1,169
Other noninterest expense	1,163	1,015	822	3,989	2,971
Total noninterest expense	12,582	12,224	9,273	46,300	34,987

Income before provision for income taxes	3,296	5,201	1,578	13,968	5,896
Income tax provision	959	1,096	134	3,096	914
Net income	$2,337	$4,105	$1,444	$10,872	$4,982

Basic earnings per share	$0.36	$0.64	$0.27	$1.69	$0.92
Diluted earnings per share	$0.36	$0.63	$0.26	$1.69	$0.91

Basic weighted average shares outstanding	6,416,516	6,403,693	5,471,856	6,419,654	5,426,605

Diluted weighted average shares outstanding	6,430,454	6,425,380	5,533,465	6,437,604	5,490,347

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
Performance Ratios (For the quarter):
Return on average assets	0.89%	1.60%	0.68%
Return on average equity	7.64%	13.86%	6.19%
Net interest margin	4.22%	4.15%	3.95%
Core efficiency ratio*	71.21%	63.21%	76.59%

Performance Ratios (Year-to-date):
Return on average assets	1.08%	1.14%	0.60%
Return on average equity	9.39%	10.02%	5.44%
Net interest margin	4.25%	4.26%	3.96%
Core efficiency ratio*	68.40%	67.40%	79.11%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018

Nonaccrual loans	$3,395	$3,691	$2,268
Loans 90 days past due and still accruing	1,809	-	1,477
Restructured loans, net	246	20	22
Total nonperforming loans	5,450	3,711	3,767
Other real estate owned and other repossessed assets	26	91	107
Total nonperforming assets	$5,476	$3,802	$3,874

Nonperforming loans / portfolio loans	0.70%	0.49%	0.61%
Nonperforming assets / assets	0.52%	0.37%	0.45%
Allowance for loan losses / portfolio loans	1.10%	1.09%	1.07%
Allowance / nonperforming loans	157.80%	220.96%	175.21%
Gross loan charge-offs for the quarter	$271	$252	$22
Gross loan recoveries for the quarter	$38	$8	$11
Net loan charge-offs (recoveries) for the quarter	$233	$244	$11

Capital Data (At quarter end):
Tangible book value per share**	$16.04	$15.89	$14.82
Shares outstanding	6,423,033	6,403,693	5,477,652
Tangible common equity to tangible assets***	9.95%	10.14%	9.66%

Other Information:
Average total assets for the quarter	$1,044,642	$1,027,898	$845,267
Average total assets year to date	$1,010,017	$998,475	$829,186
Average earning assets for the quarter	$941,568	$926,987	$764,095
Average earning assets year to date	$912,372	$902,640	$750,127
Average loans for the quarter ****	$795,678	$779,770	$610,412
Average loans year to date ****	$764,075	$753,541	$590,059
Average equity for the quarter	$122,334	$118,512	$93,290
Average equity year to date	$115,794	$113,614	$91,527
Average deposits for the quarter	$807,539	$757,327	$624,327
Average deposits year to date	$757,907	$741,363	$617,182

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Calculation of Core Efficiency Ratio:
Noninterest expense	$12,582	$12,224	$9,273	$46,300	$34,987
Acquisition costs	(505)	(517)	(582)	(2,198)	(1,169)
Intangible asset amortization	(320)	(254)	(181)	(1,081)	(700)
Core efficiency ratio numerator	11,757	11,453	8,510	43,021	33,118

Net interest income	10,017	9,699	7,607	38,785	29,741
Noninterest income	6,493	8,420	3,504	24,110	12,122
Core efficiency ratio denominator	16,510	18,119	11,111	62,895	41,863

Core efficiency ratio	71.21%	63.21%	76.59%	68.40%	79.11%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2019	2019	2018
Tangible Book Value:
Shareholders' equity	$121,659	$120,450	$94,806
Goodwill and core deposit intangible, net	(18,622)	(18,671)	(13,622)
Tangible common shareholders' equity	$103,037	$101,779	$81,184

Common shares outstanding at end of period	6,423,033	6,403,693	5,477,652

Common shareholders' equity (book value) per share (GAAP)	$18.94	$18.81	$17.31

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$16.04	$15.89	$14.82

Tangible Assets:
Total assets	$1,054,260	$1,022,221	$853,903
Goodwill and core deposit intangible, net	(18,622)	(18,671)	(13,622)
Tangible assets (non-GAAP)	$1,035,638	$1,003,550	$840,281

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.95%	10.14%	9.66%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended

	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018

Net interest income after loan loss provision	$9,385	$9,005	$7,347	$36,158	$28,761
Noninterest income	6,493	8,420	3,504	24,110	12,122

Noninterest expense	12,582	12,224	9,273	46,300	34,987
Acquisition costs	(505)	(517)	(582)	(2,198)	(1,169)
Noninterest expense, excluding acquisition costs	12,077	11,707	8,691	44,102	33,818

Income before income taxes	3,801	5,718	2,160	16,166	7,065
Income tax expense, excluding acquisition costs
related taxes	1,106	1,205	183	3,583	1,095
Net Income, excluding acquisition costs	$2,695	$4,513	$1,977	$12,583	$5,970

Diluted earnings per share (GAAP)	$0.36	$0.63	$0.26	$1.69	$0.91
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.42	$0.70	$0.36	$1.95	$1.09

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	December 31,	September 30,	December 31,
	2019	2019	2018
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$2,695	$4,513	$1,977
Average total assets quarter to date	$1,044,642	$1,027,898	$845,267
Return on average assets, excluding acquisition costs (non-GAAP)	1.03%	1.76%	0.94%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$12,583	$9,889	$5,970
Average total assets year to date	$1,010,017	$998,475	$829,186
Return on average assets, excluding acquisition costs (non-GAAP)	1.25%	1.32%	0.72%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007